Exhibit 99.5

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION AS OF AND FOR THE NINE

MONTHS ENDED SEPTEMBER 30, 2015

The unaudited pro forma combined financial information and explanatory notes present how the combined statements of Riverview and Citizens may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheets at September 30, 2015 assume the merger was completed on that date. The unaudited pro forma combined income statements for the nine months ended September 30, 2015 give effect to the merger as if the merger had been completed January 1, 2015. The unaudited pro forma combined financial information shows the impact of the merger on Riverview’s and Citizens’ combined financial position and results of operations under the purchase method of accounting with Riverview treated as the acquirer from an accounting standpoint. Under this method of accounting, Riverview will be required to record the assets and liabilities of Citizens at their estimated fair values as of the date the merger is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Riverview and Citizens that can be found elsewhere in the joint proxy statement/prospectus.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset disposition and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet, including fair market estimates.

PRO FORMA COMBINED BALANCE SHEETS

AS OF SEPTEMBER 30, 2015

Unaudited (in thousands, except for share and per share data)

	Riverview	Citizens	Combined	Pro forma Adjustments		Pro forma Combined
ASSETS
Cash and due from banks	$6,514	$612	$7,126	$(430	)(1)	$6,696
Interest bearing deposits	7,748	2,385	10,133	—		10,133

Cash and cash equivalents	14,262	2,997	17,259	(430)		16,829
Interest bearing time deposits with banks	991	—	991	—		991
Investment securities available for sale	53,853	18,871	72,724	—		72,724
Loans, net of unearned income	352,308	57,259	409,567	(164	)(2)	409,403
Less: Allowance for loan losses	3,994	568	4,562	(568	)(3)	3,994

Total net loans	348,314	56,691	405,005	404		405,409
Premises and equipment, net	11,696	957	12,653	(200	)(4)	12,453
Accrued interest receivable	1,368	208	1,576	—		1,576
Restricted investment in bank stocks	1,478	473	1,951	—		1,951
Cash value of life insurance	8,782	2,911	11,693	—		11,693
Foreclosed assets	1,057	166	1,223	—		1,223
Goodwill	2,297	—	2,297	2,436	(5)	4,733
Intangible assets	1,175	—	1,175	365	(6)	1,540
Deferred tax asset	4,599	1,628	6,227	(135	)(7)	6,092
Other assets	2,093	166	2,259	—		2,259

Total Assets	$451,965	$85,068	$537,033	$2,440		$539,473

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$54,020	$9,426	$63,446	$—		$63,446
Interest bearing	324,715	59,927	384,642	954	(8)	385,596

Total deposits	378,735	69,353	448,088	954		449,042
Short-term borrowings	23,333	8,575	31,908	—		31,908
Long-term debt	7,350	—	7,350	1,600	(12)	8,950
Accrued interest payable	93	92	185	—		185
Other liabilities	5,734	371	6,105	350	(9)	6,455

Total Liabilities	415,245	78,391	493,636	2,904		496,540

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	36,720	6,677	43,397	(464	)(1)(10)	42,933

Total Liabilities and Shareholders’ Equity	$451,965	$85,068	$537,033	$2,440		$539,473

Per Share Data:
Common shares outstanding	2,711,258	208,000	2,919,258	284,311		3,203,569
Book value per common share	$13.54	$32.10				$13.40
Tangible book value per common share	$12.26	$32.10				$11.44

PRO FORMA COMBINED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

Unaudited (in thousands, except for share and per share data)

	Riverview	Citizens	Combined	Pro forma Adjustments		Pro forma Combined
Interest income
Loans, including fees	$11,606	$1,414	$13,020	$(53	)(2)	$12,967
Investment securities—taxable	699	281	980	—		980
Investment securities—tax exempt	335	—	335	—		335
Interest-bearing deposits	27	—	27	—		27
Dividends	75	—	75	—		75

Total interest income	12,742	1,695	14,437	(53)		14,384

Interest expense
Deposits	1,294	450	1,744	(239	)(8)	1,505
Short-term borrowings	48	2	50	—		50
Long-term debt	134	—	134	51	(12)	185

Total interest expense	1,476	452	1,928	(188)		1,740

Net interest income	11,266	1,243	12,509	135		12,644
Provision for/(reversal of) loan losses	450	(100)	350	—		350

Net interest income after provision for loan losses	10,816	1,343	12,159	135		12,294

Other income
Service charges on deposit accounts	299	52	351	—		351
Other service charges and fees	430	127	430	—		557
Earnings on cash value of life insurance	167	65	232	—		232
Fees and commissions from securities brokerage	627	—	627	—		627
Gain/(loss) on sale of available for sale securities	(30)	13	(17)	—		(17)
Loss on sale and valuation of other real estate owned	(92)	—	(92)	—		(92)
Loss on other assets	(52)	(3)	(55)	—		(55)
Gain from sale of mortgage loans	305	—	432	—		305

Total other income	1,654	254	1,908	—		1,908

Other expense
Salaries and employee benefits	7,636	631	8,267	—		8,267
All other operating expenses	5,931	858	6,789	39	(6)	6,828

Total other expense	13,567	1,489	15,056	39		15,095

Income (loss) before income taxes	(1,097)	108	(989)	96		(893)
Federal income tax expense/(benefit)	(749)	(8)	(757)	33	(11)	(724)

Net income (loss)	$(348)	$116	$(232)	$63		$(169)

Basic earnings (loss) per (weighted average) share	$(0.13)	$0.56	$(0.08)			$(0.05)
Diluted earnings (loss) per (weighted average) share	$(0.13)	$0.56	$(0.08)			$(0.05)
Weighted average number of shares outstanding
Basic	2,710,803	208,000	2,918,803	284,311		3,203,114
Diluted	2,719,328	208,000	2,927,328	284,311		3,211,639